EXHIBIT 4


Elbit Systems' Subsidiary El-Op Reveals New System for Protection Of Commercial Airliners Against Shoulder-Fired Surface-to-Air Missiles

Monday June 2, 6:35 am ET

HAIFA, Israel, June 2 /PRNewswire-FirstCall/ -- Elbit Systems Ltd. (Nasdaq: ESLT
- News), today announced that its wholly owned subsidiary Elop Electro-Optics Industries Ltd. (El-Op), has completed a critical stage in the development of a breakthrough system, MUSIC (Multi-Spectral Infrared Countermeasure), designed to protect civilian aircraft from shoulder-fired surface-to-air missiles.

MUSIC addresses the increasing global threat to commercial aircraft passengers, which have become the targets of terrorist organizations worldwide. Incorporating El-Op's expertise in the development and deployment of advanced laser sources, infrared cameras (FLIRs), gimbals, system integration and aircraft installation, MUSIC is designed to provide first-of-its-kind protection against shoulder-fired missiles.

MUSIC is an automatic system, which detects, acquires, tracks and counters an incoming missile, without the need for pilot intervention. At the heart of the system is the new laser technology pioneered by El-Op in an intensive development program dedicated to this application. By emitting a narrow laser beam towards the missile and jamming its guidance system, MUSIC is designed to cause the missile to veer off course and miss the aircraft.
The system is comprehensive, cost effective, highly accurate and able to counter a wide range of missiles. Furthermore, the system is inherently safe, as it is based on eye safe electro-optics, rather than flares, which is a particularly important factor in receiving FAA and other civil authority certification.

About Elbit Systems Ltd.

Elbit Systems Ltd. is an international defense electronics company engaged in a wide range of defense-related programs throughout the world, in the areas of aerospace, ground and naval systems, command, control, communications, computers and intelligence (C4I) and advanced electro-optic technologies. The Company focuses on the upgrading of existing military platforms and developing new technologies for defense and homeland security applications.


     Contact:
     Arie Tal, Corporate Secretary      Marilena LaRosa
     Ilan Pacholder, VP Finance         The Anne McBride Company
     Elbit Systems Ltd.                  Tel: 212-983-1702
     Tel: 972-4 831-6632                Fax: 212-983-1736
     Fax: 972-4 831-6659                mlarosa@annemcbride.com

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